As filed with the Securities and Exchange Commission on May 16, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Caribou Coffee Company, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	41-1731219 (I.R.S. Employer Identification No.)
3900 Lakebreeze Avenue North
Brooklyn Center, Minnesota 55429
(Address, including Zip Code, of Principal Executive Offices)

CARIBOU COFFEE COMPANY, INC. AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

DAN E. LEE	Copies to:
General Counsel
Caribou Coffee Company, Inc.
3900 Lakebreeze Avenue North
Brooklyn Center, Minnesota 55429
(763) 592-2200
(Name, address, including zip code,
and telephone number, including
area code, of Agent for Service)	BRIAN D. WENGER, ESQ.
BRETT D. ANDERSON, ESQ.
JEN RANDOLPH REISE, ESQ.
Briggs and Morgan, P.A.
2200 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402
(612) 977-8400 (phone)
(612) 977-8650 (fax)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed	Amount
	Amount To	Maximum	Maximum	of
	Be	Offering Price	Aggregate	Registration
Title of Each Class of Securities To Be Registered	Registered (1)	Per Share (2)	Offering Price	Fee
Caribou Coffee Company, Inc. Amended and Restated 2005 Equity Incentive Plan Common stock (par value $0.01 per share)	1,000,000	$9.86125	$9,861,250	$1,144.89

(1)	This registration statement also covers any additional shares of common stock which become issuable under the Caribou Coffee Company, Inc. Amended and Restated 2005 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act and based upon the average of the high and low sale prices for such stock on May 10, 2011, as reported by the NASDAQ Global Market.

EXPLANATORY NOTE
This Registration Statement is being filed by Caribou Coffee Company, Inc. (the “Company”) pursuant to General Instruction E to the Form S-8 Registration Statement under the Securities Act of 1933, as amended, to register an additional 1,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which will be issued pursuant to the Company’s Amended and Restated 2005 Equity Incentive Plan (the “Equity Incentive Plan”). A total of 2,887,056 shares of Common Stock issuable under the 1994 Stock Awards Plan, 2001 Stock Incentive Plan and 2005 Equity Incentive Plan has been previously registered pursuant to the Company’s Form S-8 Registration Statement filed with the Securities and Exchange Commission (“SEC”) on January 24, 2006 (File No. 333-131259).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:
•	Annual Report on Form 10-K for the fiscal year ended January 2, 2011, including those sections incorporated by reference from our Definitive Proxy Statement on Schedule 14A filed on March 29, 2011;

•	Quarterly Report on Form 10-Q for the fiscal period ended April 3, 2011;

•	Current Reports on Form 8-K filed on February 25, 2011 and March 22, 2011;

•	The description of our common stock contained in our Registration Statement on Form 8-A (File No. 000-51535) filed on September 21, 2005, as the same may be amended from time to time.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Our articles of incorporation provide that each of our directors shall not be personally liable to our company or our shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to our company or our shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of our stock under Minnesota Business Corporation Act Section 302A.559, or a sale of unregistered securities or securities fraud under Minnesota Statutes Section 80A.23; (iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the effective date of the articles of incorporation.
     Our articles of incorporation also provide that if the Minnesota Business Corporation Act is amended to authorize any further elimination or limitation of the liability of directors, then the liability of a director of our company, in addition to the limitation on personal liability, shall be limited to the fullest extent permitted by the amended act.
     Section 302A.521 of the Minnesota Business Corporation Act requires our company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to our company (including service with respect to another organization or employee benefit plan at the request of our company) against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, if, with respect to the acts or omissions of the person complained of in the proceeding, such person (i) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit and the applicable statutory provisions have been satisfied in the case of any conflict of interest affecting a director; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member or employee, reasonably believed that the conduct was in the best interests of our company, or in the case of service with another organization at the request of our company, reasonably believed that the conduct was not opposed to the best interests of our company. In addition, Section 302A.521, subdivision 3 requires payment by our company, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification and payment of expenses by our company is made by a majority of the disinterested directors present at a board meeting at which a disinterested quorum is present, or by a majority of a designated committee of disinterested directors, by special legal counsel selected by means specified in the statute, by the disinterested shareholders, by a court or, in certain circumstances, by an annually appointed committee of the board.
     Further, our bylaws provide that we shall indemnify our directors and officers for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as required or permitted by Section 302A.521 of the Minnesota Business Corporation Act or other provisions of law.
     We have also entered into indemnification agreements with each of our directors and certain officers. The indemnification agreements may require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (with certain exceptions, including liabilities arising from knowingly fraudulent or willful misconduct by the director or officer seeking indemnification), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance if available on reasonable terms.
     We carry directors’ and officers’ liability insurance covering our directors and officers.
     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted for directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See “Exhibit Index.”
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, That:
     (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and
     (B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) that is part of the registration statement.
     (C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§ 239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§ 229.1100(c)).
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) If the registrant is relying on Rule 430B (§ 230.430B of this chapter):

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii) If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brooklyn Center, State of Minnesota, on May 12, 2011.

CARIBOU COFFEE COMPANY, INC.
By:	/s/ Michael Tattersfield
Michael Tattersfield
President, Chief Executive Officer and Director

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Tattersfield and Dan E. Lee, and each of them, as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael Tattersfield Michael Tattersfield	President, Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2011

/s/ Timothy J. Hennessy Timothy J. Hennessy	Chief Financial Officer (Principal Financial Officer)	May 12, 2011

/s/ Nathan G. Hjelseth Nathan G. Hjelseth	Controller (Principal Accounting Officer)	May 12, 2011

/s/ Gary A. Graves Gary A. Graves	Non-Executive Chairman of the Board of Directors	May 12, 2011

/s/ Kip R. Caffey Kip R. Caffey	Director	May 12, 2011

/s/ Sarah Palisi Chapin Sarah Palisi Chapin	Director	May 12, 2011

/e/ E. Stockton Croft IV E. Stockton Croft IV	Director	May 12, 2011

Signature	Title	Date

/s/ Wallace B. Doolin Wallace B. Doolin	Director	May 12, 2011

/s/ Kevin J. Keough Kevin J. Keough	Director	May 12, 2011

/s/ Charles H. Ogbum Charles H. Ogburn	Director	May 12, 2011

/s Philip H. Sanford Philip H. Sanford	Director	May 12, 2011

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to our Annual Report on Form 10-K filed on March 25, 2011 (File No. 000-51535)).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to our Annual Report on Form 10-K filed on March 25, 2011 (File No. 000-51535)).

4.3	Specimen common stock certificate of the Registrant (incorporated by reference to our Registration Statement on Form S-1/A filed September 6, 2005 (File No. 333-126691)).

4.4	Caribou Coffee Company, Inc. Amended and Restated 2005 Equity Incentive Plan (incorporated by reference to our Definitive Schedule 14A (Proxy Statement) filed on March 29, 2011 (File No. 000-51535)).

5	Opinion of Briggs and Morgan, Professional Association.

23.1	Consent of Briggs and Morgan, Professional Association (filed as part of Exhibit 5).

23.2	Consent of Independent Registered Public Accounting Firm.

24	Powers of Attorney (included on Signatures page).